UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2010 (March 1, 2010)

NTELOS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51798	36-4573125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Spring Lane, Suite 300, PO Box 1990, Waynesboro, Virginia	22980
(Address of Principal Executive Offices)	(Zip Code)

(540) 946-3500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2009 Bonus Awards

On March 1, 2010, the Compensation Committee of the Board of Directors of NTELOS Holdings Corp. (the “Company”), after review of the Company’s accomplishments in 2009, including the $670 million refinancing of its term loan, the acquisition of a 2,200 mile fiber optic network from Allegheny Energy and the over-achievement of wireline segment operating objectives, as well as each individual’s performance, approved discretionary bonus awards for certain named executive officers. These awards are being paid in the form of shares of restricted stock as follows: Michael B. Moneymaker, Executive Vice President, Chief Financial Officer, Treasurer and Secretary, 5,095 shares; Frank L. Berry, Executive Vice President and President, Wireline, 3,687 shares; and Mary McDermott, Senior Vice President, Legal and Regulatory Affairs, 1,858 shares. These awards will vest on March 1, 2011.

2010 Salaries

On March 1, 2010, the Compensation Committee, after considering a competitive market review of total compensation for its executive officers, established the following base salaries for the following named executive officers to be effective April 1, 2010: Mr. Moneymaker, $340,000; Frank C. Guido, Executive Vice President and President, Wireless, $260,100; Mr. Berry, $230,820; and Ms. McDermott, $212,301. The Compensation Committee previously approved cash and equity compensation for the Company’s President and Chief Executive Officer, James A. Hyde, as reported in the Company’s Form 8-K dated December 17, 2009.

2010 Team Incentive Plan

On March 1, 2010, the Compensation Committee, after considering a competitive market review of cash bonuses as a percentage of base salary, approved the 2010 Team Incentive Plan for our named executive officers (the “2010 Plan”). The 2010 Plan establishes the performance measures for fiscal 2010 bonus payouts for the Company’s executive officers, including its chief executive officer and its other named executive officers. For the named executive officers other than the chief executive officer, the 2010 Plan establishes a target individual payout percentage ranging from 50% to 60% of eligible base salary. The chief executive officer’s target individual payout percentage under the 2010 Plan is 100% of his eligible base salary. The 2010 Plan provides for threshold (50%), target (100%) and maximum (200%) bonus payouts tied to the Company’s performance in 2010 in the areas of revenues (50% weighting) and Adjusted EBITDA (50% weighting). Bonus payouts tied to Company performance in the areas of revenues and Adjusted EBITDA are contingent upon the Company’s achievement of the threshold (50%) level of performance in each such area. Our 2010 Plan focuses primarily on consolidated results, with secondary weighting factors for wireless and wireline segment results for our named executive officers depending on their job function. A “weighted company performance percentage” will be calculated based on the achievement and weighting percentage for each of these company performance factors.

The 2010 Plan provides for an individual incentive award that is equal to the product of (i) the target percentage of the individual’s eligible base salary, (ii) an individual payout percentage up to a maximum percentage provided for in the Plan (as finally determined based on achievement of individual performance objectives) and (iii) the weighted company performance percentage, subject to a maximum bonus payout tied to the Company’s performance in 2010 in the areas of revenues and Adjusted EBITDA. The final bonus amounts paid, if any, shall be determined by the Compensation Committee based on the achievements of the Company performance measures and the individual performance factors.

2010 Equity Award Grants

On March 1, 2010, the Compensation Committee, after considering a competitive market review of long-term incentives for its executive officers, approved stock option grants under the Company’s Amended and Restated Equity Incentive Plan for the following named executive officers: Mr. Moneymaker, 70,831; Mr. Berry, 48,057; and Ms. McDermott, 27,301. These stock options were issued with an exercise price of $17.44 per share, which represents the closing price of the Company’s stock on March 1, 2010, with 25% of each of the grants vesting on March 1, 2011, March 1, 2012, March 1, 2013 and March 1, 2014, respectively. The Compensation Committee also approved restricted stock award grants for the following named executive officers: Mr. Moneymaker, 14,875 shares; Mr. Berry, 10,092 shares; and Ms. McDermott, 5,733 shares. These restricted stock awards vest on March 1, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2010

NTELOS HOLDINGS CORP.

By:	/s/ MICHAEL B. MONEYMAKER
Michael B. Moneymaker
Executive Vice President and
Chief Financial Officer